ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2004 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- August 13, 2004 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2004.

EST reported sales for the second quarter 2004, of $662,726, an increase of 94% when compared to sales of $341,460 for the same quarter in 2003. For the second quarter of 2004 the Company recorded Net Income of $78,575, or $0.01 per share, compared with Net Loss of $30,660, or $0.01 per share, for the second quarter of 2003. For the six month period, EST recorded Net Income of $147,687 or $0.03 per share on sales of $1,282,295 for the six month period ended June 30, 2004, compared with Net Income of $10,358 or $0.00 per share on sales of $910,912 for the same period in 2003.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2004	June 30 2003	June 30 2004	June 30 2003
Sales	$662,726	$341,460	$ 1,282,295	$ 910,912
Net income (loss) before tax	118,915	(46,454)	223,759	15,696
Net Income (loss)	78,575	(30,660)	147,687	10,359
Weighted average common Shares outstanding	5,647,937	5,626,325	5,647,937	5,626,325
Basic Earnings (Loss) per Share	$ 0.01	$ (0.01)	$ 0.03	$ 0.00
Diluted Earnings (Loss) per Share	$ 0.01	$ (0.01)	$ 0.03	$ 0.00

Selected Balance Sheet Information
(Unaudited)
	June 30, 2004	December 31, 2003
Cash and cash equivalents	$ 572,413	$ 378,103
Total current assets	2,667,269	2,557,929
Property & equipment (net)	232,522	222,674
Total assets	2,921,143	2,822,689
Total current liabilities	209,779	202,511
Long-term debt	-0-	-0-
Long-term debt	-0-	-0-
Stockholders' equity	2,651,964	2,560,778

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM